EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KAR Auction Services, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-164032, on Form S-8 of KAR Auction Services, Inc. of our report dated February 25, 2010, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of KAR Auction Services, Inc.

We also consent to the incorporation by reference in the registration statement No. 333-164032, on Form S-8 of KAR Auction Services, Inc of our reports dated March 26, 2008, with respect to the consolidated financial statements of ADESA, Inc, and subsidiaries (ADESA) for the period ended April 19, 2007; and the consolidated financial statements of Insurance Auto Auctions, Inc. and subsidiaries (IAAI) for the period ended April 19, 2007. Our report on the financial statements of ADESA refers to the adoption in 2007 of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (included in FASB ASC Topic 740, Income Taxes).

/s/ KPMG LLP

Indianapolis, Indiana
February 25, 2010